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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of May 15, 1997 between Alliance Imaging, Inc., a Delaware corporation (the "Company"), and the executive employee identified on the signature page hereto (the "Executive") with reference to the following:

     A. The Compensation Committee of the Board of Directors of the Company has previously determined that the execution of employment agreements (without finite term) with certain of the Company's key executives, including Executive, that provide, among other things, for severance compensation benefits under the circumstances described herein, will assist the Company in attracting and retaining highly qualified individuals to serve as executive employees of the Company. As a result, the Company and the Executive previously entered into an Amended and Restated Employment Agreement dated as of June 6, 1994 (the "Original Agreement").

     B. The Compensation Committee of the Board of Directors of the Company and Executive wish to amend the terms of the Original Agreement in certain respects, and therefore wish to enter into this Agreement to evidence their agreement, as so amended, on the terms and conditions of Executive's employment by the Company.

     C. Executive desires to continue to provide executive services to the Company based in part on the agreements of the Company provided in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

          1.1 "CHANGE OF CONTROL" means the occurrence of any of the following events:

               (i) directly or indirectly, a transfer, sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any "person" or "group" (as such terms are used under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable), excluding any disposition to or among the Company and/or one or more of its subsidiaries;

               (ii) any "person" or "group" (as such terms are used under Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes, whether by means of any issuance or direct or indirect transfer of securities, merger, consolidation,

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liquidation, dissolution or otherwise, the "beneficial owner" (as that term is used under Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" or "group" shall be deemed to have "beneficial ownership" of all shares that he or it has the right to acquire, whether such right is exercisable immediately or only after the passage of time or otherwise), directly or indirectly through one or more intermediaries, of 35% or more of the total voting power represented by all of the voting stock of the Company; or

               (iii) any "person" or "group" (as such terms are used under Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) otherwise obtains the right or power (through any arrangement, contract, proxy or other means) to elect or designate a majority of the members of the Board of Directors then in office, without regard to whether such right or power is exercised or invoked and without taking into account the necessity of a special or annual shareholders meeting or the taking of other procedural actions to exercise or invoke such right or power.

          1.2 "CONSTRUCTIVE DISCHARGE" means that Executive elects to terminate his employment with the Company within 60 days after the occurrence of any of the following events:

               (i) the Company reduces by 10% or more Executive's base salary and/or incentive compensation target from the higher of that in effect on the date hereof or immediately prior to such change; or changes the incentive compensation plan as in effect on the date hereof such that, in the Executive's reasonable determination, it is significantly more difficult for the Executive to achieve the incentive compensation target;

               (ii) the Company, without Executive's consent, materially reduces Executive's job authority or responsibility from his authority from that in effect immediately prior to such change;

               (iii)the Company, without Executive's consent, materially increases, in terms of scope or quantity or required work time, Executive's job authority or responsibility from that in effect immediately prior to such change;

               (iv) the Company requires Executive to change the location of his principal office such that Executive will be required to travel more than 20 miles further than Executive is currently traveling to his principal offices immediately prior to such change;

               (v) the Company materially increases the amount of travel necessitated for Executive to discharge his job authority and responsibility from the amount of travel historically engaged in by Executive prior to such change (or, in the case of newly hired employees, the initial six month period following commencement of employment); or

               (vi) the Company otherwise subjects Executive to abusive, critical or adversarial conditions such that there is a material worsening of the general quality of Executive's job conditions immediately prior to such change.

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          1.3  "JUST CAUSE" means that any of the following has occurred with respect to Executive:

               (i) Executive has committed a felony (other than a motor vehicle moving violation);

               (ii) Executive has stolen funds or property from the Company or otherwise engaged in fraudulent conduct against the Company;

               (iii) Executive has engaged in knowing and willful misconduct, or has been reckless or grossly negligent, in his performance of duties owed to the Company; or

               (iv) Executive has deliberately failed or refused to comply with a direction of the Board of Directors of the Company that is reasonably consistent with Executive's current executive employee title, the failure with which to comply could have a material adverse effect on the Company and its subsidiaries taken as a whole;

PROVIDED, HOWEVER, that, for any termination of Executive's employment by the Company for any action or omission described in clause (iii) or (iv) above to constitute a "Just Cause" dismissal, the Company must have provided Executive with at least 30 days' prior written notice specifying the actions or omissions constituting such "Just Cause" and an opportunity to cure such defects in his performance during such 30-day period.

     2.   EMPLOYMENT AND COMPENSATION.

     2.1 TERM; POSITION. The Company hereby employs Executive as its Senior Vice President, Chief Financial Officer and Secretary, and Executive shall have such powers and duties as may be reasonably consistent with that title and that are reasonably consistent with the powers and duties held and discharged by Executive prior to the date hereof, in addition to such other powers and duties as may be prescribed by the Board of Directors of the Company or the Bylaws of the Company from time to time. The term of Executive's employment shall continue until such time as the Company gives Executive written notice of its election to terminate Executive's employment for any reason, or for no reason; and, in the event of such written notice, Executive's employment shall terminate on the date specified in such written notice, if any, or on the date of the giving of such written notice if no effective date of termination is specified. Except as otherwise provided in this Agreement, if Executive voluntarily terminates his employment with the Company, he shall not be entitled to any of the Severance Benefits provided for in Section 3.

     2.2 EXECUTIVE'S DUTIES. Executive hereby accepts said employment and agrees to devote his entire working time and attention and best talents and abilities exclusively to the services of the Company as the Board may direct during the term hereof; PROVIDED, HOWEVER, that Executive may engage in and devote time to other non-competitive activities to the extent that such time spent is immaterial and does not interfere with Executive's obligations hereunder.

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     2.3  REPORTING.  During the term hereof, Executive shall report to the
Executive Vice President of the Company.

     2.4 COMPENSATION. For his services to the Company pursuant to this Agreement, Executive shall continue to receive his salary as currently in effect and shall continue to be entitled to participate in all incentive compensation plan and other employee benefit plans and programs at levels and pursuant to such terms as are substantially consistent with the levels and terms of his current participation in such plans and programs, subject to periodic review and possible increases as the Board of Directors or the Compensation Committee thereof may deem appropriate.

     3.   SEVERANCE COMPENSATION.

          3.1 TERMINATION NOT IN CONNECTION WITH A CHANGE OF CONTROL. In the event (a) that the Company terminates Executive's employment without Just Cause (excluding termination due to death or permanent disability (as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended)), or (b) of a Constructive Discharge (any termination described in clause (a) or (b) being referred to as a "Severance"), unless such Severance occurs within one
(1) year prior to a Change of Control (in which event Section 3.2 below shall govern), then Executive shall be entitled to the following (collectively, the "Severance Benefits"):

               (i) a cash amount equal to twelve (12) months of salary at the rate of salary in effect immediately prior to the Severance (or, in the case of a Constructive Discharge pursuant to clause (i) of the definition thereof, immediately prior to the reduction in base salary described therein);

               (ii) a cash amount equal to (a) Executive's annual incentive compensation target under the Company's annual cash bonus program with respect to the fiscal year in which Severance occurs, multiplied by (b) a fraction the numerator of which is the number of month specified in clause 3.1(i) above (including any greater amount provided pursuant to Section 3.2 below) and the denominator of which is twelve (12);

               (iii) Executive's car allowance and continued participation in all Company-provided employee benefit plans, including, without limitation, the Company's health insurance plan and 401(k) plan, for the same number of months as specified in clause (i) of this Section 3.1 (including any greater amount provided pursuant to Section 3.2 below) (the foregoing participation to be in addition to Executive's right to elect continuation health coverage under the "COBRA" provisions of the Internal Revenue code of 1986, as amended); and

               (iv) immediately prior to the time of Severance, Executive's stock options granted under the 1991 Stock Option Plan shall become immediately exercisable as to all of the shares covered thereby and Executive shall be permitted a period of three (3)

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months (or such longer period as Executive may have under the governing stock option agreement) in which to exercise such options (the Company agreeing to take such steps, promptly following the execution of this Agreement, as may be necessary to effectuate the intent of this clause (iv), including by executing an amendment to the stock option agreement or agreements governing Executive's currently outstanding stock options).

          3.2  BENEFITS IN CONNECTION WITH A CHANGE OF CONTROL. In the event
(a) that a Severance occurs within one year prior to a Change of Control, or
(b) a Change of Control occurs, whether or not Executive elects to or is given the opportunity to continue his employment with the Company, then Executive shall be entitled to Severance Benefits identical to those provided in Section 3.1 above, except that the number of months referred to in clauses
(i), (ii) and (iii) of Section 3.1 shall be twenty-four (24) instead of the figure used or referred to therein. In the event that Severance Benefits are paid pursuant to clause (b) of the preceding sentence, then no additional Severance Benefits (on account of a later Severance or otherwise) shall be payable to Executive pursuant to Section 3.1 or this Section 3.2.

          3.3 PAYMENT. The payment of the cash portion of Severance Benefits shall be made by the Company to Executive in a lump sum within 30 days following Severance or immediately following a Change of Control, as applicable. In addition, in the event that Executive initially receives Severance Benefits under Section 3.1 above and thereafter a Change of Control occurs within the period indicated in Section 3.2 above, the Company shall make an additional lump sum payment to Executive pursuant to Section 3.2 immediately following such Change of Control.

     4. DEFRA LIMITATION. Notwithstanding anything in this Agreement to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 ("DEFRA") relating to "excess parachute payments" shall be applicable to the Severance Benefits or any other payment or benefit received or to be received by Executive in connection with a termination of the Executive's employment with the Company, then the total amount of the Severance Benefits or other payments or benefits payable to Executive which are deemed to constitute parachute payments shall be reduced to the largest amount such that that provisions of DEFRA relating to "excess parachute payment" shall no longer be applicable. Should such a reduction be required, the Executive shall determine, in the exercise of his sole discretion, which payment or benefit to reduce or eliminate. In the event of a disagreement between the Company and Executive as to whether the provisions of DEFRA are applicable or whether the Severance Benefits or any other payment or benefit constitutes a "parachute payment", such determination shall be made by an accounting firm mutually acceptable to Executive and the Company. All costs relating to such determination shall be borne by the Company. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to "excess parachute payments" shall no longer be applicable.

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     5.   NO DUTY OF MITIGATION.  The Company acknowledges that it would be very difficult and generally impracticable to determine the ability of, or extent to which, Executive could mitigate any lost wages or other damages he may incur by reason of a Severance or Change of Control or other termination of employment. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that Executive shall have no duty to mitigate any such damages and that Executive shall be entitled to receive his entire Severance Benefits regardless of any income which he may receive from other sources following his Severance.

     6. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required to be withheld by the Company.

     7. OTHER BENEFITS. This Agreement is in lieu of and replaces, with respect to Executive, any and all other severance plans or policies of the Company. In particular, this Agreement supersedes and replaces in its entirety the Original Agreement, effective as of the first date set forth above. However, neither the provisions of this Agreement nor the Severance Benefits provided for hereunder shall in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, profit sharing, stock option, stock bonus, stock purchase plan, or any other plan or arrangement not specifically related to severance, all of which plans and programs, as provided in Section
2.4 hereof, to remain in place with respect to Executive substantially consistent with Executive's participation therein as of the date hereof. Any such other amounts or benefits payable shall be included, as necessary, for making any of the calculations required under Section 4.

     8. EMPLOYMENT STATUS. This Agreement does not impose on the Company any obligation to retain Executive as an employee, to change the status of Executive's employment as an employee at will, or to change the Company's policies regarding termination of employment.

     9. SUCCESSORS TO COMPANY. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

     10. ATTORNEY'S FEES. The Company shall pay all legal fees, costs of litigation, and other expenses incurred in good faith by Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability or

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interpretation of this Agreement; PROVIDED, HOWEVER, that if the Company is the prevailing party, it shall be obligated to pay only its own attorneys' fees and costs, witness expenses and court costs.

     11. RELEASE. In connection with the performance of its obligations under this Agreement (and conditioned upon its full performance thereof), the Company may require Executive to execute a full release of claims against the Company and its officers, directors, agents and affiliates covering such matters and in such form as the Company shall prescribe.

     12. TABLE OF CONTENTS; HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

     13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     14. CONFIDENTIALITY. In view of the fact that Executive's work as an executive of the Company will bring Executive into close contact with many confidential affairs of the Company, including matters of a business nature, such as information about customers (including pricing information), costs, profits, markets, sales strategic plans for future development and any other information not readily available to the public, Executive hereby agrees:

          14.1 To keep secret all confidential matters of the Company (including without limitation such matters which the Company notifies Executive are confidential) learned prior to the date of this Agreement and in the course of Executive's employment hereunder, and not to disclose them to anyone outside of the Company, either during or after Executive's employment with the Company, or both, until such time as the Company gives its written consent to such disclosure; and

          14.2 To deliver promptly to the Company on termination of Executive's employment by the Company or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business which Executive may then possess or have under Executive's control.

          14.3 That as a means reasonably designed to protect certain confidential information of the Company which would otherwise inherently be utilized in the following proscribed activities, he will not: (a) for a period of twelve (12) months following termination of services to the Company (the date of termination being the "Termination Date"), solicit or make any other contact with, directly or indirectly, any customer of the Company as of the Termination Date with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by

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the Company on the Termination Date; or (b) for a period of six months following the Termination Date, solicit or make any other contact with, directly or indirectly, any employee of the Company on the Termination Date (or any person who was employed by the Company at any time during the three-month period prior to the Termination Date) with respect to any employment, services or other relationship in connection with any service that is the same or substantially similar to any service provided by the Company as of the Termination Date.

          14.4 That violation of this Section 14 would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach or threatened breach by Executive of this Section 14, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted and cumulative.

     IN WITNESS WHEREOF, this Agreement has been executed as of the first day set forth above.

               ALLIANCE IMAGING, INC.

               By:
                  -------------------------------------
                     Richard N. Zehner
               Its:  Chairman, President and Chief Executive Officer

               Executive's
               Signature:
                         ------------------------------

               Name of
               Executive:  Terrence M. White

               Title of
               Executive:  Senior Vice President, Chief Financial
                           Officer & Secretary


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